Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, except for the effects of the discontinued operations disclosed in Note 3, as to which the date is July 31, 2023, which includes an explanatory paragraph relating to Talphera, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements as of and for the year ended December 31, 2022, which appears in Talphera, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

San Francisco, California

May 20, 2024